                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
         Under Sections 13 and 15(d) of Securities Exchange Act of 1934.


                       Commission File Number 333-61119-05


                                  Fantasma LLC
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                          500 George Washington Highway
                         Smithfield, Rhode Island 02917
                                 (401) 231-3800
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  Guarantee of the AAi.FosterGrant, Inc. 10 3/4% Series B Senior Notes Due 2006
  -----------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
   --------------------------------------------------------------------------
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [  X   ]      Rule 12h-3(b)(1)(ii)       [       ]
     Rule 12g-4(a)(1)(ii)     [      ]      Rule 12h-3(b)(2)(i)        [       ]
     Rule 12g-4(a)(2)(i)      [      ]      Rule 12h-3(b)(2)(ii)       [       ]
     Rule 12h-3(a)(2)(ii)     [      ]      Rule 15d-6                 [       ]
     Rule 12h-3(b)(1)(i)      [  X   ]

     Approximate number of holders of record as of the certification or notice
date:   One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Fantasma LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 16, 1999      By: /s/ Gerald F. Cerce
                                  ----------------------------------------
                                  Name:  Gerald F. Cerce
                                  Title: Chairman and Chief Executive Officer